INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TheStreet.com, Inc. on Form S-8 (filed on August 9, 2007) of our report dated March 12, 2008, with respect to our audits of the consolidated financial statements and the related consolidated financial statement schedule of TheStreet.com, Inc. as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting of TheStreet.com, Inc., as of December 31, 2007, which reports are included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Marcum & Kliegman llp

Marcum & Kliegman llp
New York, New York
March 12, 2008